EXHIBIT 21

SUBSIDIARIES

The following is a list of subsidiaries of Focus Enhancements, Inc.



Name                                        State of Incorporation
----                                        ----------------------
Lapis Technologies, Inc.                    California
TView, Inc.                                 Oregon
PC Video Conversion, Inc.                   Delaware
FOCUS Enhancements B.V.                     Netherlands